                                                              EXHIBIT 23.03

                       INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-72005 of Adelphia Communications Corporation on Form S-4 of our report dated August 4, 1998, with respect to the consolidated balance sheets of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of operations and cash flows for each of the three years in the period ended May 31, 1998, included in the Current Report on Form 8-K, filed April 19, 1999 by Adelphia Communications Corporation, incorporated by reference in this Registration Statement and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

May 6, 1999